CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             SPONSORSHIP AGREEMENT


This agreement ("Agreement") is entered into as of the 15th day of December, 1997 ("Effective Date"), by and between Excite, Inc., a California corporation, located at 555 Broadway, Redwood City, California 94063 ("Excite"), and NetGrocer, Inc. a Delaware corporation, located at 333 Seventh avenue, 11th Floor, New York, NY 10001 ("NetGrocer").


                                    RECITALS


A. Excite maintains a site on the Internet at http://www.excite.com (the "Excite Site") and owns and/or manages related World Wide Web sites worldwide (collectively, the Excite Site and the related web sites are referred to as the "Excite Network") which, among other things, allow its users to search for and access content and other sites on the Internet.

B. Within the Excite Site, Excite currently organizes certain content into topical channels, including a Shopping Channel.

C. NetGrocer operates an online supermarket service at its Web site located at http://www.netgrocer.com (the "NetGrocer Site").

D. NetGrocer wishes to promote use of the NetGrocer Site to Excite's users by sponsoring the Excite Shopping Channel and purchasing banner advertising and other promotional links on the Excite Site.

1.       SPONSORSHIP

         a) Excite will promote NetGrocer in the Excite Shopping Channel as follows:

                  i) For the term of this Agreement, Excite will display a text and/or graphic link (consistent with the format used on similar links on the same page) to the NetGrocer Site on the Excite Shopping Channel main page.

                  ii) Excite will display a text and/or graphic link (consistent with the format used on similar links on the same page) to the NetGrocer Site in the home page of the Excite Shopping Channel "Such a Deal" promotion in four separate one-week segments during each year of the term of the Agreement, once every calendar quarter.

                  iii) Excite will display a text and/or graphic link (consistent with the format used on similar links on the same page) to the NetGrocer Site in the home page of the Excite Shopping Channel "Shop Here First" promotion in four separate one-week segments during the term of the Agreement, once every calendar quarter. Excite shall not display the link under this Section 1 (a)(iii) in the same weeks as the promotional link under Section 1 (a)(ii).

                  iv) For the term of the Agreement, Excite will display a text and/or graphic link (consistent with the format listed on similar links on the same page) to the NetGrocer Site on the front page of the "Gourmet and Groceries" department of the Excite Shopping Channel.

                  v) Excite will display a text and/or graphic link (consistent with the format used on similar links on the same page) to the NetGrocer Site in the "Shop Here First" promotion in the Gourmet and Groceries department of the Excite Shopping Channel for the term of the Agreement. Such link will be displayed as the left-most link or top-most link at least fifty percent (50%) of the time.

                  vi) Excite currently plans to develop a coupon promotion area in the Excite Shopping Channel, tentatively called "Coupon Corner". When launched, Excite will display an advertising banner or text or graphic link (consistent with the format used on similar links on the same page) to the NetGrocer Site will Coupon Corner for the remainder of the term of the Agreement.

         b)       Excite will promote NetGrocer in the Excite Site as follows:

                  i) For the term of the Agreement, Excite will display a link to the NetGrocer Site (consistent with the format used on similar links on the same page) in the default configuration of the "Favorite Links" listing of Web sites on the home page of the Health & Fitness and the Food & Drink departments of the Lifestyle Channel, and the home page of the Lifestyle Channel in the Excite Site.

                  ii) For the term of the Agreement, Excite will display a text and/or graphic link (consistent with the format used on similar links on the same page) to the NetGrocer Site on the "Exciting Stuff' promotion on the home page of the Lifestyle Channel and the home page of the Food & Drink department of the Lifestyle Channel in the Excite Site.

                  iii) Excite will display a text and/or graphic link (consistent with the format used on similar links on the same page) to the NetGrocer

                           Site in the area reserved for promotional rotations on the home page of the Excite Site for one week in each year of the term of the Agreement.

                  iv) Excite will display NetGrocer's advertising banners in the Lifestyle and Shopping Channels on the Excite Site.

                  v) Excite will display a link (consistent with the format used on similar links on the same page) to a co-branded version of the NetGrocer Site in the "Try, These First" area on Excite Search results pages in response to mutually determined relevant search terms. The co-branded version of the NetGrocer Site will comply with Excite's then-current standards applicable to third party sites promoted through "Try, These First" links.

                  vi) For the term of the Agreement, Excite will display a link to the NetGrocer Site (consistent with the format used on similar links on the same page) in the default configuration of the "services" or comparable module on the default configuration of the My Excite Channel.

         c) Excite will display NetGrocer's advertising banners on Excite Search results pages on the Excite Site in response to mutually determined keywords, including the following:
                  NetGrocer, Peapod, Oncart, Shoppers Express, grocery, groceries, women, female, disabled, senior, military, family, baby, kids, children, pets, dogs, cats staples, supermarket, drug store, and club store. Excite will work with NetGrocer to develop a more extensive list of keywords and, when Excite implements keyphrase advertising banners, Excite will work-with NetGrocer to develop a mutually-determined list of keyphrases.

         d) For the term of the Agreement, Excite will display NetGrocer's advertising banners in general rotation on the Excite Site, on the MailExcite free email service and on Excite's Internet chat service.

         e) Excite will use reasonable commercial efforts to deliver [*] "Impressions" of the promotional placements and advertising banners described in Sections 1 (a) - (d) in the first year of the term of the Agreement and to deliver [*] "Impressions" of the promotional placements and advertising banners described in Sections 1 (a) - (d) in the second year of the term of the Agreement. For the purposes of this Agreement, an "Impression" is defined as any link to the NetGrocer Site, whether graphic, text or any combination of graphic and text, served by Excite to a user as part of an HTML page, part of the Excite's Internet chat service or part of search results displayed in "Excite Shopping Service powered by Jango".

         f) Excite guarantees that it will deliver [*] "Click-throughs" on the promotional placements and advertising banners described in Section 1 (a) - (d) in the first year of the term of the Agreement by delivering [*] of the annual guaranteed "Click-throughs" in the first quarter of the first year of the term of the Agreement, a cumulative total of [*] of the annual guaranteed "Click-throughs" in the second quarter of the first year of the term of the Agreement, a cumulative total of [*] of the annual guaranteed "Click-throughs" in the third quarter of the first year of the term of the Agreement and a cumulative total of 100% of the annual guaranteed "Click-throughs" in the fourth quarter of the first year of the term of the Agreement. Excite guarantees that it will deliver four million fifty thousand (4,050,000) "Click-throughs" on the promotional placements and advertising banners described in Section 1(a) - (d) in the second year of the term of the Agreement by delivering [*] of the annual guaranteed "Click-throughs" in the first quarter of the second year of the term of the Agreement, a cumulative total of [*] of the annual guaranteed "Click-throughs" in the second quarter of the second year of the term of the Agreement, a cumulative total of [*] of the annual guaranteed "click-throughs" in the third quarter of the second year of the term of the Agreement and a cumulative total of 100% of the annual guaranteed "Click-throughs" in the fourth quarter of the second year of the term of the Agreement. For the purposes of this Agreement, a "Click-through" occurs when a user activates the link to the NetGrocer Site (the address or addresses of which are provided by NetGrocer for such Impression) contained in an Impression and (i) the activation of the link to the NetGrocer Site is recorded by Excite's servers or (ii) in the case of "Try These First" links only, until Excite has the technical capability to count the activation of "Try These First" links to the NetGrocer Site, the user is referred to the NetGrocer Site through the activation of a "Try These First' link and the referral is recorded by NetGrocer's servers. Until Excite has the technical capability to count the activation of "Try These First" links to the NetGrocer Site, NetGrocer will report to Excite the number of "Try These First" referrals it records within twenty (20) days following the end of each calendar month.

         g) If Excite misses any quarterly guaranteed Click-through amount, Excite will make good the difference within [*] days following the end of such quarter. If Excite does not make good the difference within [*] days, NetGrocer may suspend (but not eliminate) its payments of the sponsorship and advertising fees described in Section 5(b) and 5(c) until the make-good is delivered, at which time NetGrocer will resume its payments of the sponsorship and advertising fees.

         h) Excite will use commercially reasonable efforts to maintain the Excite Network and display the promotional placements and advertising banners described in Section 1 (a) - (d) during the term of the Agreement and to display the promotional placements and advertising banners on the Excite Site in the following proportions: [*] in the Shopping Channel, [*] in the other targeted Channels and keyword banners and [*] in general rotation.

         i) The content and design of the advertising banners described in Section 1(a) - (d) will be created by NetGrocer subject to Excite's then-current standards applicable to advertising banners.

         j) Excite will provide account management support for NetGrocer's sponsorship of the Excite Site. Excite and NetGrocer will hold monthly review of the performance of the promotional placements and advertising banners described in
                  Section 1 (a) - (d) and the sponsorship objectives.

2.       LAUNCH DATE

         a) The "Launch Date" is the date of the first display of the promotional placements and advertising banners described in Sections 1 (a) - (d). The parties intend that the Launch Date will be December 15, 1997.

         b) NetGrocer and Excite will use reasonable efforts to achieve the scheduled Launch Date provided that, no later than fourteen (14) days prior to the scheduled Launch Date, NetGrocer provides final versions of all graphics, text, keywords, banner advertising, promotional placements, other promotional media and valid URL links necessary to implement the promotional placements and advertising banners described in Section 1 (a) - (dj (collectively, "Impression Material") to Excite.

         c) In the event that NetGrocer fails to provide the Impression Material to Excite fourteen (14) days in advance of the scheduled Launch Date, Excite may (i) reschedule the Launch Date according to the availability of Excite's engineering resources after delivery of the complete Impression Material or (ii) commence delivery of Impressions based on Impression Material in Excite's possession at the time.

         d) NetGrocer may revise, update and/or replace the Impression Material at any time in its sole discretion. Within three (3) business days of Excite's receipt of any revised advertising banners, Excite shall replace the former advertising banners with the updated advertising banners. Text and/or graphics in the "Exciting Stuff' and "Such A Deal" promotions may be replaced with new text and/or graphics twice per month. All other text links may be replaced with new text links once per month.

3.       EXCLUSIVITY

         a) For the term of the Agreement, Excite will not enter into any agreement to display and shall not display on the Excite Site content created by Excite promoting NetGrocer's "Competitors", content created by NetGrocer's Competitors, promotional placements and/or advertising banners from NetGrocer's Competitors or make available on the Excite Site online supermarket sales offered by NetGrocer's Competitors.


         b) For the purposes of this Agreement, "Competitors" means online supermarkets, which offer selections of consumer packaged goods and groceries comparable to NetGrocer or off-Web supermarkets, as listed in Exhibit A. The parties may amend Exhibit A from time to time and Excite will not unreasonably withhold its consent to the inclusion of bona fide Competitors submitted by NetGrocer.

         c) In the event of a dispute between the parties regarding the inclusion or exclusion of an online supermarket from Exhibit A or the display on the Excite Site of advertising or promotional material from an online supermarket, the parties will follow the dispute resolution process described in
                  Section 13(c) without the prerequisite of submitting the dispute to mediation. In the event that it is determined that Excite violated the Agreement by excluding a bona fide NetGrocer Competitor from Exhibit A or displayed on the Excite Site advertising or promotional material from a bona fide NetGrocer Competitor, Excite will be obligated to (i) immediately add the online supermarket to Exhibit A, (ii) immediately remove from the Excite Site any advertising or promotional material from the online supermarket and (iii) provide NetGrocer with advertising and promotional value, without additional cost, equal to the advertising and promotional value provided to the online supermarket prior to the removal of its advertising and promotional material from the Excite Site.

         d) Notwithstanding the foregoing, Excite may display Excite Search results links to NetGrocer's Competitors in Excite Search results pages in response to user queries, may display links to NetGrocer's Competitors in Excite's general directory of Web sites and, after giving NetGrocer reasonable advance notice, in search results displayed in "Excite Shopping Service powered by Jango". For the term of this Agreement. Excite will display links to the NetGrocer Site as search results displayed in "Excite Shopping Service powered by Jango" for the categories for which NetGrocer carries products until requested not to do so by NetGrocer.

4.       CUSTOMER INFORMATION

         NetGrocer retains all right, title and interest to information regarding customers who access the NetGrocer Site pursuant to the Agreement.

5.       SPONSORSHIP, ADVERTISING AND CLICK-THROUGH FEES

         a) A one-time sponsorship initiation fee of [*] is due and will be paid to Excite upon execution of the Agreement as compensation for costs of initiating access to the Excite Network, set-up costs and other expenses associated with Excite's initiation of the links, placements, advertisements and promotions contemplated by this Agreement.

         b) Separate and apart from the one-time sponsorship initiation fee NetGrocer shall pay to Excite sponsorship and advertising fees for the first year of the term of the Agreement in the total amount of [*] payable in nine equal monthly installments of [*], commencing on March 15, 1998. NetGrocer will pay the remainder of the monthly installments on or prior to the fifteenth day of each of the next eight (8) calendar months.

         c) Separate and apart from the one-time sponsorship initiation fee, NetGrocer shall pay to Excite sponsorship and advertising fees for the second year of the term of the Agreement in the total amount of [*] payable in equal monthly installments of [*], commencing on December 15, 1998. NetGrocer will pay the remainder of the monthly installments on or prior to the fifteenth day of each of the next eleven
                  (11) calendar months.

         d) Separate and apart from the one-time sponsorship initiation fee and sponsorship and advertising fees, NetGrocer will pay Excite [*] for each Click-through on the promotional placements and advertising banners described in Section 1(a)
                  - (d) occurring during that year in excess of [*] during the first year of the term of the Agreement. NetGrocer will make these Click-through payments (if any) to Excite within thirty
                  (30) days of Excite's monthly report and invoice reflecting Click-throughs during the first year of the term of the Agreement in excess of [*]

         e) Separate and apart from the one-time sponsorship initiation fee and sponsorship and advertising fees, NetGrocer will pay Excite [*] for each Click-through on the promotional placements and advertising banners described in Section 1(a) - (d) in excess of [*] occurring in the second year of the term of the Agreement. NetGrocer will make these Click-through payments (if any) to Excite with within thirty (30) days of Excite's monthly report and invoice reflecting Click-throughs during the second year of the term of the Agreement in excess of [*]

         f) In its sole discretion, during the first year of the term of the Agreement NetGrocer may elect to terminate the display of its banner advertising on the Excite Network for the remainder of the first year of the term of the Agreement once the number of Click-throughs on the promotional placements and advertising banners described in Section 1 (a) - (d) exceeds [*] in the first year of the term of the Agreement. This election will not relieve NetGrocer of its obligation to make Click-through payments on non--banner Impressions.

         g) In its sole discretion, during the second year of the term of the Agreement, NetGrocer may elect to terminate the display of its banner advertising on the Excite Network once the number of Click-throughs on the promotional placements and advertising banners described in Section 1 (a) - (d) exceeds [*] in the second year of the term of the Agreement. This election will not relieve NetGrocer of its obligation to make Click-through payments on non-banner Impressions.

         h) The one-time sponsorship initiation fee, sponsorship and advertising fees and Click-through payments are net of any agency commissions to be paid by NetGrocer.

         i) During the term of the Agreement, on a weekly basis, Excite will provide NetGrocer with a detailed report showing the number of Impressions of the advertising banners described in
                  Section 1 (a) - (d) and the number of Click-throughs on the advertising banners described in Section 1 (a) - (d).

         j) During the term of the Agreement, within twenty (20) days following the end of each calendar month, Excite will send NetGrocer a detailed report showing the number of Impressions of the different promotional placements and text links described in Section 1 (a) - (d) and the number of Click-throughs on the promotional placements described in
                  Section 1 (a) - (d).

         k) Excite will maintain accurate records with respect to calculation of all payments due under this Agreement. NetGrocer may, upon no less than thirty (30) days prior written notice to Excite cause an independent Certified Public Accountant to inspect the records of Excite reasonably related to the calculation of such payments during Excite's normal business hours. The fees charged by such Certified Public Accountant will be paid by NetGrocer unless the audit finds a discrepancy of more than five percent (5%) with respect to the item being audited, in which case Excite shall be responsible for the payment of the reasonable fees for such inspection.

6.       PUBLICITY

                  Neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other party, except as may be required to the extent advised by counsel for a party that such disclosure is necessary or appropriate to comply with applicable law. Notwithstanding the foregoing, the parties agree to issue an initial press release regarding the relationship between Excite and NetGrocer, the timing and wording of which will be mutually agreed upon,.

7.       OTHER BUSINESS OPPORTUNITIES

         a) Excite currently plans to develop a consumer packaged goods ("CPG") program that would combine the broad reach of the Excite Network with the depth of CPG merchants' industry contacts and sales staffs. Under this program, Excite and each CPG merchant would develop co-branded Web pages on the Excite Network that would promote the merchant's goods cr provide content of interest to Excite's users. Excite would run dual promotional efforts, one that sends consumers to each CPG merchant's co-branded area and a second that sends consumers to the portion of the Excite Network that promotes the entire CPG program. Excite and NetGrocer agree to negotiate in good faith to establish the terms and conditions for NetGrocer's participation in Excite's CPG program when and if launched.

         b) Excite currently plans to make available sponsorship opportunities on its WebCrawler Site (located at http://www.webcrawler.com) generally similar to the opportunity described by this Agreement, with the significant exception that merchants will not be granted category exclusivity or rights to exclude competitors on the WebCrawler Site. Excite and NetGrocer agree to negotiate in good faith to establish the terms and conditions for NetGrocer's participation in available sponsorship opportunities on the WebCrawler Site when and if launched.

8.       TERM AND TERMINATION

         a) The term of this Agreement will begin on December 15, 1997 and will end the later of (i) December 15, 1999 or (ii) Excite's delivery of all of the guaranteed Click-throughs described in Section 1(f).

         b) Either party may terminate this Agreement, in the event that the other party materially breaches its obligations or guarantees hereunder and such breach remains uncured for sixty (60) days following written notice to the breaching party of the breach.

         c)       All payments that would be due pursuant to Sections 5(b) -
                  (d) up to the date of any termination or expiration of this Agreement will be payable in full within thirty (30) days following such termination or expiration.

         d) The provisions of Section 4 (Customer Information), Section 9(a) and 9(b), Section 10 (Confidentiality), Section 11 (Warranty and Indemnity), Section 12 (Limitation of Liability) and Section 13 (Dispute Resolution) will survive any termination or expiration of this Agreement.

9.       TRADEMARK OWNERSHIP AND LICENSE

         a) NetGrocer retains all right, title and interest in and to the NetGrocer Site, its trademarks, service marks and trade names worldwide, subject to the limited license granted to Excite hereunder.

         b) Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to NetGrocer hereunder.

         c) Each party hereby grants to the other a non-exclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each party's reasonable policies regarding advertising and trademark usage as established from time to time.

         d) Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other and Excite will cease the display of any banner advertising and/or links to the NetGrocer Site except as the parties may agree in writing.

10.      CONFIDENTIALITY

         a) For the purposes of this Agreement, "Confidential Information" means information received from the disclosing party or any of its affiliates or representatives about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical trade secret and other information of a party marked or designated by such party as "confidential or "proprietary.

         b)       Confidential Information will not include information that
                  (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

         c) Each party agrees (i) that it will not disclose to any third patty or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and
                  (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

         d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its employees, legal counsel, accountants, banks and other financing sources and their advisors.

         e) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party.

11.      WARRANTY AND INDEMNITY

         a) NetGrocer will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys fees) arising from:

                           i) The breach of any warranty, representation or covenant in this Agreement; or

                           ii) Any claim that the advertising banners created by NetGrocer infringe or violate any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contain any defamatory content; or

                           iii) Any claim arising from content displayed on the NetGrocer Site;

                  provided that Excite will promptly notify NetGrocer of any and all such claims and will reasonably cooperate with NetGrocer with the defense and/or settlement thereof; and provided further that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excite's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

         b) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF
                  MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

12.      LIMITATION OF LIABILITY

         EXCEPT UNDER SECTION 11(a), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF EXCITE FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE TOTAL AMOUNTS PREVIOUSLY PAID OR TO BE PAID BY NETGROCER TO EXCITE HEREUNDER [*]

13.      DISPUTE RESOLUTION

         a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

         b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing.

         c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes.

14.      GENERAL

         a) Assignment. Neither party may assign this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with (i) a merger, reorganization or sale of all, or substantially all, of such party's assets or (ii) the assignment and/or delegation of such party's rights and responsibilities hereunder to a wholly-owned subsidiary or joint venture in which that party holds an interest. Any attempt to assign this Agreement other than as permitted above will be null and void.

         b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of NetGrocer.

         c) Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

         d) No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

         e) Force Majeure. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions. Notwithstanding the foregoing, either party may terminate the Agreement in the event that a delay due to force majeure continues for a period of sixty (60) uninterrupted days.

         f) Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

         g) Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

NetGrocer                                   Excite, Inc.

By: /s/ Daniel Nissan                       By: /s/ Robert C. Hood
   --------------------------                  --------------------------
Name: Daniel Nissan                         Name: Robert C. Hood
     ------------------------                    ------------------------
Title: President & CEO                      Title: EVP-CFO
      -----------------------                     -----------------------
Date: 12/30/97                              Date: 12-31-97
     ------------------------                    ------------------------

333 Seventh Avenue                          555 Broadway
11th Floor                                  Redwood City, California 94063
New York, New York 10001                    650.568.6000 (voice
                                            650.568.6030 (fax)

                                   EXHIBIT A

                         LIST OF NETGROCER COMPETITORS


Peapod

Shoppers Express/Oncart